Canary PEPE ETF S-1

Exhibit 3.2

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “CANARY PEPE ETF”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF JANUARY, A.D. 2026, AT 5:33 O`CLOCK P.M.

10484779 8100	Authentication: 202908087
SR# 20260280895	Date: 01-25-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 05:33PM 01/23/2026 FILED 05:33 PM 01/23/2026 SR 20260280895 - File Number 10484779

CERTIFICATE OF TRUST

OF

CANARY PEPE ETF

THIS Certificate of Trust of Canary PEPE ETF (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act").

1.	Name. The name of the statutory trust formed by this Certificate of Trust is Canary PEPE ETF.

2.	Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 381l(a)(l) of the Act.

CSC DELAWARE TRUST COMPANY, not in its
individual capacity but solely as trustee

By: /s/ James Grier

Name: James Grier

Title:   Vice President